Exhibit 10.38
EXECUTIVE SEVERANCE AGREEMENT
     Executive Severance Agreement, dated as of                     , 2008 (this “Agreement”), between Town Sports International, LLC (the “Company”) and                                                              (the “Executive”).
     WHEREAS, the Compensation Committee of the Board of Directors of Town Sports International Holdings, Inc., the parent of the Company (the “Holdings”) has authorized this offer of Severance Payments in the event of a Qualifying Termination of employment due to a Change in Control of Holdings or the Company;
     WHEREAS, the Severance Payments in this Agreement are offered in exchange for the commitments of the Executive as set forth herein.
     WHEREAS, by signing and returning this Agreement, the Executive acknowledges and agrees to comply with the provisions of this Agreement and acknowledges that the execution of a Separation and Release Agreement is a requirement for receiving the Severance Payments under this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:
1. Definitions. As used herein, the terms identified below shall have the meanings indicated:
     (a) “Cause” means the Company’s termination of the Executive’s employment with the Company as a result of: (i) Executive’s willful failure to perform any material portion of his duties; (ii) the commission of any fraud, misappropriation or misconduct by Executive that causes demonstrable injury, monetarily or otherwise, to the Company or an affiliate; (iii) the conviction of, or pleading guilty or no contest to, a felony involving moral turpitude; (iv) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to the Executive at the expense of the Company or an affiliate; (v) any material breach of Executive’s fiduciary duties to the Company or an affiliate as an employee or officer; (vi) a material violation of the Town Sports International Code of Ethics and Business Conduct, as amended from time to time, and such material policies and procedures of the Company; (vii) any material breach of the terms of any agreement between Executive and the Company or any affiliate, including any of the restrictive covenants imposed pursuant to the Holdings’ stock option and similar incentive plans and the related stock option agreement issued thereunder, if such breach is reasonably likely to result in a material injury to the Company or an affiliate.
     (b) “Change in Control” means:
          (i) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than BRS, the BRS Investors and their respective Permitted Transferees (each as defined in the Credit Agreement), of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of Holdings (the “Outstanding Holdings Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Holdings entitled to vote generally in the election of directors (the “Outstanding Holdings Voting Securities”);
          (ii) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Holdings’ stockholders, was approved or recommended by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
          (iii) Consummation of a reorganization, merger or consolidation involving Holdings (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Holdings Common Stock and Outstanding Holdings Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including, without limitation, a Person which as a result of such transaction owns Holdings or all or substantially all of Holdings’ assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Holdings Common Stock and Outstanding Holdings Voting Securities, as the case may be;
          (iv) Sale or other disposition of all or substantially all the assets of Holdings or the Company; or
          (v) Approval by the stockholders of Holdings or approval by the member(s) of the Company of a complete liquidation, winding up or dissolution of Holdings or the Company, as the case may be.
     (b) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.
     (c) “Constructive Termination” means the Executive’s voluntary termination of employment with the Company as a result of (i) a material diminution in the Executive’s authority, duties, or responsibilities, or a change in the Executive’s supervisory reporting relationship within the Company, except as part of, and consistent with, an organizational change; (ii) a change, caused by the Company, in geographic location of greater than 50 miles of the location at which the Executive primarily performs services for the Company; or (iii) a material reduction in the Executive’s base pay or incentive cash compensation.
     (d) “Credit Agreement” means the Credit Agreement among Holdings, the Company, the Various Lenders party thereto, and Deutsche Bank Trust Company Americas, dated February 27, 2007, as in effect as of the date of this Agreement.
     (e) “Disability” means any medically determinable physical or mental impairment resulting in the Executive’s inability to perform the duties of his or her position or any substantially similar position, where such impairment is expected to result in death or is expected to last for a continuous period of not less than six (6) months.
     (f) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.
     (g) “Severance Payments” means the aggregate gross amount of severance payments determined in accordance with Sections 2 and 3 of this Agreement to be paid to the Executive who is entitled to receive such severance benefits under this Agreement.
     (h) “Termination Date” means the date on which the Executive has a termination of employment from the Company.
2. Eligibility. The Executive shall be eligible for Severance Payments under this Agreement following a Qualifying Termination as follows:
     (a) Qualifying Termination. The Company will pay Severance Payments under Section 3 of this Agreement on account of either of these events occurring within a period of six (6) months following the date of a Change in Control:
          (i) involuntary termination of the Executive’s employment by the Company that is not for Cause, or
          (ii) voluntary separation of the Executive as a result of a Constructive Termination.
     (b) Non-Qualifying Termination. Notwithstanding Section 2(a) of this Agreement, nothing in this Agreement shall be construed to require the Company to pay severance benefits to the Executive if the Executive terminates Employment with the Company as the result of:
          (i) voluntary separation (a separation, including retirement, initiated by the Executive), other than a voluntary separation pursuant to Section 2(a)(ii);
          (ii) retirement, whether early retirement, retirement at normal retirement age or retirement following normal retirement age;
          (iii) the Company having terminated such Executive’s employment for Cause;
          (iv) death;

          (v) Disability; or
          (vi) a separation or termination for any reason more than six (6) months following the date of a Change in Control.
     (c) Separation Release Agreement. The eligibility for receipt of benefits under this Agreement as described in Section 3 herein is expressly conditioned upon the following: (i) the Executive’s signing of a release in which the Executive releases and/or waives any and all claims the Executive may have against the Company and (ii) the release becoming effective.
3. Amount and Payment of Severance. Unless otherwise provided herein, the Executive shall receive the following severance payments:
          (i) An amount equal to the sum of one (1) times the Executive’s annual base salary as of the Executive’s Termination Date payable in a twelve (12) equal monthly installments (such twelve-month period, the “Severance Period”), less all applicable withholding taxes, beginning thirty (30) days following the Termination Date or as soon as administratively practicable thereafter; provided however, that the Severance Period shall immediately terminate, and no further amounts shall be due pursuant to this Section 3(i) in the event Executive has materially breached any of the terms and conditions of this Agreement, including Section 4 hereunder.
          (ii) An amount equivalent to Executive’s pro-rata annual bonus (based on the number of days in fiscal year through the Termination Date) with respect to the fiscal year in which the Termination Date occurred that Executive would otherwise have been entitled to receive had Executive remained in the employ of the Company through the payment date of such bonus. The bonus amount will be based upon the bonus plan and targets approved by the Board of Directors of Holdings (or a committee thereof) and assuming the approved bonus target had been met, which amount shall be payable at such time as bonuses are paid to the Company’s employees generally. This bonus payment shall be subject to all other terms of Holdings’ bonus plan and shall be and subject to deduction for all required income and payroll taxes.
          (iii) The Company shall continue Executive’s health and dental coverage (or provide comparable substitute coverage), and continue to pay that portion of the premium that it pays for active employees at such times as the Company makes such payments for its active employees on a monthly basis until the earlier of (i) the last day of the Severance Period and (ii) the date on which Executive is eligible for coverage under another group health and dental insurance plan; provided however, that the Severance Period shall immediately terminate, and no further amounts shall be due pursuant to this Section 3(iii) in the event Executive has materially breached any of the terms and conditions of this Agreement, including Section 4 hereunder. Executive agrees to promptly notify the Company in writing in the event that Executive is eligible for coverage under another such plan. If not otherwise covered by a group health or dental plan as the end of the Severance Period, Executive shall be eligible for COBRA continuation coverage on such date on the same terms and conditions as offered to other eligible plan participants, and, if you elect such coverage, you shall be fully responsible for the associated premiums.

          (iv) During the Severance Period, Executive and his immediate family will continue to have Passport Memberships (or its equivalent) at no cost to such Executive (provided however that such memberships shall cease in the event Executive has materially breached the terms and conditions of this Agreement, including Section 4 hereunder). The aforementioned memberships are subject to all of the Company’s membership rules, regulations and policies currently in effect and as may be amended from time to time.
4. Non-Compete and Non-solicitation.
     (a) As an inducement to the Company to enter into this Agreement, the Executive agrees that (i) during the Executive’s period of employment with the Company or any of its Affiliates, and (ii) during the twelve (12)-month period following the Termination Date (the “Non-compete Period”), the Executive shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business as conducted by the Company or any of its Affiliates during the Executive’s period of employment with the Company or any of its Affiliates or at the time of the Termination Date or with any other business that is the logical extension of the Company’s and its Affiliates’ business during the Executive’s period of employment with the Company or any of its Affiliates or at the time of the Executive’s Termination of Employment, within any metropolitan area in which the Company or any of its Affiliates engages or has definitive plans to engage in such business; provided, however, that the Executive shall not be precluded from purchasing or holding publicly traded securities of any entity so long as the Executive shall hold less than 2% of the outstanding units of any such class of securities and has no active participation in the business of such entity. The Executive agrees that the following entities are examples of competitive businesses and are not exclusive: Crunch, 24 Hour, Equinox, NY Health and Racquet Club, LA Fitness, Sports & Health, Lifetime and Bally’s.
     (b) As an inducement to the Company to enter into this Agreement the Executive agrees that during the Non-compete Period, the Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or in any way interfere with the relationship between the Company or any of its Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the Executive’s employment period except for such employees who have been terminated for at least six months, or (iii) induce or attempt to induce any customer, supplier, licensee, franchisor or other business relation of the Company or any of its Affiliates to cease doing business with such member, or in any way interfere with the relationship between any such customer, supplier, licensee, franchisor or business relation, on the one hand, and the Company or any of its Affiliates, on the other hand.
     (c) The provisions of this Section 4 shall survive any expiration or termination of this Agreement.
     (d) If it is determined by a court of competent jurisdiction that any of the provisions of this Section 4 is excessive in duration or scope or otherwise is unenforceable, then such provision may be modified or supplemented by the court to render it enforceable to the maximum extent permitted by law.

5. Confidential Information. The Executive expressly recognizes and acknowledges that during the Executive’s employment with the Company, the Executive became entrusted with, had access to, or gained possession of confidential and proprietary information, data, documents, records, materials, and other trade secrets and/or other proprietary business information of the Company that is not readily available to competitors, outside third parties and/or the public, including without limitation, information about (i) current or prospective customers and/or suppliers, (ii) employees, research, goodwill, production, and prices, (iii) business methods, processes, practices or procedures; (iv) computer software and technology development, and (v) business strategy, including acquisition, merger and/or divestiture strategies, (collectively or with respect to any of the foregoing, the “Confidential Information”). The Executive agrees, by acceptance of the right to receive Severance Payments under this Agreement, that: (i) unless pursuant to prior written consent by the Company, the Executive shall not disclose any Confidential Information for any purpose whatsoever unless compelled by court order of subpoena; (ii) the Executive shall treat as confidential all Confidential Information and shall take reasonable precautions to prevent unauthorized access to the Confidential Information; (iii) the Executive shall not use the Confidential Information in any way detrimental to the Company or any of its affiliates; and (iv) the Executive agrees that the Confidential Information obtained during the Executive’s employment with the Company shall remain the exclusive property of the Company and its affiliates, and the Executive shall promptly return to the Company all material which incorporates, or is derived from, all such Confidential Information upon termination of the Executive’s employment with the Company or any of its affiliates. It is hereby agreed that Confidential Information does not include information generally available and known to the public other than through the disclosure thereof by or through the Executive or obtained from a source not bound by a confidentiality agreement with the Company or any of its affiliates.
6. Notices. Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below, or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).
If to the Company, to:
Town Sports International, LLC
5 Penn Plaza (4th Floor)
New York, New York 10001
Attention: President
With a copy to: General Counsel
If to the Executive, to:
The address for the Executive on file with the Company.
7. No Obligation to Continue Employment. This Agreement is not an agreement of continued employment. This Agreement does not guarantee that the Company or its Affiliates will employ, retain or continue to, employ or retain the Executive, nor does it modify in any respect any right of the Company or of any Affiliate of the Company to terminate or modify the Executive’s employment or compensation.
8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.
9. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
10. Consent to Jurisdiction. In the event of any dispute, controversy or claim between the Company or any Affiliate and the Executive in any way concerning, arising out of or relating to this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of this Agreement, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice shall be deemed effective service of process on such party. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.
11. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
12. Waiver. The failure of the Company to enforce at any time any of the provisions of this Agreement, or to require at any time performance of any of the provisions of this Agreement,

shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of the Company thereafter to enforce every provision.
13. Severability and Interpretation. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.
14. No Mitigation Required. The Executive shall not be required to mitigate the amount provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 3 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.
15. 409A Savings Clause. This Agreement is intended to comply with the provisions of 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder (the “Code”). If the Severance Payments provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement as reasonably required to comply with such section, including delaying any such payments that would have been required to be paid pursuant to this Agreement during the first six months following the Termination Date, in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. Notwithstanding any of the preceding, the Company makes no representations regarding the tax treatment of any payments hereunder, and the Executive shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the Agreement.

     IN WITNESS WHEREOF, the parties have executed this agreement, effective as of the date and year first above written.

TOWN SPORTS INTERNATIONAL, LLC
By:
Name:
Title:

Executive:

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